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                                                                      EXHIBIT 99

                   [Marriott International, Inc. Letterhead]



                                          CONTACT:  Tom Marder
                                                    (301) 380-2553
                                                    thomas.marder@marriott.com

MARRIOTT INTERNATIONAL AND HOST MARRIOTT TENTATIVELY AGREE TO RESOLVE LITIGATION INVOLVING HOTEL PARTNERSHIPS BY ACQUISITION OF PARTNERSHIPS OWNING 120 HOTELS

WASHINGTON - Feb. 24, 2000 - Marriott International, Inc. (NYSE: MAR) and Host Marriott Corp. (NYSE: HMT) today announced a tentative agreement to resolve pending litigation involving certain limited partnerships formed in the mid- to late 1980s. The agreement, which is still subject to numerous conditions, including definitive documentation and court approval, was reached with lead counsel to the plaintiffs in litigation pending in Texas.

There are two principle features of the agreement. First, Marriott International and Host Marriott expect, through an unconsolidated joint venture, to acquire all of the limited partners' interest in two partnerships, Courtyard by Marriott I and Courtyard by Marriott II, for approximately $372 million. These partnerships own 120 Courtyard by Marriott hotels. The purchase price will be financed with $185 million in mezzanine debt loaned to the joint venture by Marriott International and with equity contributed in equal shares by Marriott International and Host Marriott. Marriott International will continue to manage these 120 hotels under long-term agreements.

Second, Host Marriott Corporation and Marriott International each will pay approximately $31 million to the limited partners in several other limited partnerships in exchange for termination of the litigation and full releases.



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"We are pleased to have found a vehicle to bring this dispute to a close," said
Arne Sorenson, executive vice president and chief financial officer of Marriott International. "By investing in the Courtyard partnerships, we were able to provide the limited partners with liquidity and break a logjam in our earlier discussions." Sorenson noted that while Marriott believes the plaintiffs' claims were without merit, "this agreement allows the company to bring to a conclusion litigation focused on matters which occurred long ago."

Marriott International anticipates that the agreement will result in a one-time, pre-tax charge of $30 million-$40 million. Marriott's incremental interest expense will be offset by interest income and cash flow from operations and therefore there will be no material impact to earnings per share going forward.

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MARRIOTT INTERNATIONAL, INC. (NYSE: MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 55 other countries and territories. The company's lodging business operates and franchises hotels under the Marriott, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites, Ramada International, and The Ritz-Carlton brand names. Marriott International also develops and operates vacation ownership resorts under the Marriott, Ritz-Carlton and Horizons brands; operates senior living communities, executive apartments, and conference centers; and provides furnished corporate housing through its ExecuStay by Marriott division. Other Marriott businesses include wholesale food distribution and procurement services. The company is headquartered in Washington, D.C., and has approximately 143,000 employees. In fiscal year 1999, Marriott International reported total sales of $8.7 billion.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning the number of lodging properties expected to be added in future years, business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms, vacation ownership intervals, corporate housing and senior living accommodations; competitive conditions in the lodging, senior living and food service distribution industries; relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.



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